EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated as of November 1, 2011 (the "Effective Date"), is made by and between Maiden Holdings, Ltd. or one of its subsidiaries (collectively the "Company" or the “Maiden Group”) and [EMPLOYEE], an individual residing at [ADDRESS] ("Executive").

WITNESSETH

WHEREAS, the Company and Executive desire to enter into this Employment Agreement (the “Agreement”) in order to set forth the terms and conditions of Executive’s employment, intending to supersede any prior employment agreement, written or oral, whether with the Company or other affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.    Duties and Responsibilities. The duties and responsibilities of Executive shall be those of a senior executive of the Company, as the same shall be assigned to Executive, from time to time, by the Chief Executive Officer of the Company (the “CEO”), or such CEO’s designee. Executive recognizes that, during the period of Executive’s employment hereunder, Executive owes an undivided duty of loyalty to the Company and agrees to devote all of Executive’s business time and attention to the performance of Executive’s duties and responsibilities and to use Executive’s best efforts to promote and develop the business of the Company. Subject to the approval of the CEO, which shall not be unreasonably withheld, Executive shall be entitled to serve on corporate, civic, and/or charitable boards or committees and to otherwise reasonably participate as a member in community, civic, or similar organizations and the pursuit of personal investments which do not present any material conflicts of interest with the Company. Executive shall be required to travel as reasonably necessary to carry out Executive’s duties. This Agreement can be assigned by the Company to another company in the Maiden Group. Executive agrees to execute another Employment Agreement with such other company in the Maiden Group if necessary, substantially equivalent to this Agreement, upon any such assignment.

It is the intention of the Company that Executive shall be appointed as [JOB TITLE] to serve in such position at the pleasure of the CEO or his designee, reporting on a day-to-day basis directly to the CEO or his designee.

2.    Term and Termination of Employment.

(a)Term. For a period commencing on the Effective Date hereof and ending three years from the Effective Date (the “Term”), and thereafter for such period, if any, as may be agreed upon in writing by the Company and Executive, the Company hereby employs Executive in the capacities herein set forth. Executive agrees, pursuant to the terms hereof, to serve in such capacities for the Term. This Agreement shall renew for successive three year periods unless one of the parties provides written notice of not less than ninety days prior to the end of the Term or any successive Term that the party will not renew the Agreement; if such notice is provided, Executive shall receive three months additional payment if terminated not for Cause within three months of the expiration of this Agreement.

(b)Company’s Right to Terminate. Notwithstanding the provisions of Section 2(a), Company shall have the right to terminate Executive’s employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

(i)	upon Executive’s death;

(ii)
upon Executive becoming “disabled” which for purpose of this Agreement shall mean Executive shall have been unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period; or

(iii)
for “Cause,” which for purposes of this Agreement shall include (A) a material breach of this Agreement by Executive, but only if such breach is not cured within thirty (30) days following written notice by Company to Executive of such breach, assuming such breach may be cured; (B) Executive is convicted of any act or course of conduct involving moral turpitude; or (C) Executive engages in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of Company. No act, failure to act or course of conduct on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of Company. Any written notice by the Company to Executive pursuant to this Section 2(b)(iii) shall set forth, in reasonable detail, the facts and circumstances claimed to constitute the Cause. If Executive is discharged for Cause, the Company, without any limitations on any remedies it may have at law or equity, shall have no liability for salary or any other compensation and benefits to Executive after the date of such discharge.

(c)If Executive’s employment hereunder shall terminate upon expiration of the Term or if such employment shall be terminated by Executive or by Company prior to the expiration of the Term for any reason, all rights and obligation of Executive and Company with respect to Executive’s Base Salary shall terminate contemporaneously with the termination of such employment except in the event of (1) Executive’s death, in which Executive’s heirs or legal representatives shall be entitled to receive his Base Salary earned to the date of his death and for a period of six months thereafter and any unreimbursed expenses, or (2) a termination not for Cause, in which case Executive shall be entitled to a payment of remaining Base Salary and benefits described in Section 3owed under this Agreement pursuant to normal payroll practices.

(d)If Executive’s employment hereunder shall terminate upon Executive’s death or permanent disability, Executive’s heirs or legal representatives shall be entitled to receive Executive’s rights and obligations with respect to long term incentive, stock options, executive benefits and other employee benefits earned or vested as of the date of death or permanent disability, which benefits shall survive as governed by the separate agreements, plans and other documents and instruments governing such matters.

(e)Company agrees to provide group life insurance for Executive at no charge to

Executive in the amount of $[_______] during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

3.    Compensation and Benefits.

(a)    Base Salary. The Company shall pay Executive a salary of $[_______] per annum (“Base Salary”), payable in accordance with the Company’s normal payroll process. Base Salary shall not be decreased during the Term without the consent of Executive. Executive’s Base Salary shall be reviewed annually and may be increased annually and from time to time by the Chief Executive Officer of the Company with the consent of the Compensation Committee of the Board of Directors (the “Committee”) if required by applicable law and regulations.
(b)     Annual Incentive. While Executive is actively employed under this Agreement, in addition to Base Salary, Executive will be eligible to participate in the Company’s Annual Incentive Plan. Executive’s annual incentive compensation will be determined based on achieving objectives, as set by the Committee on an annual basis based on the recommendation of the CEO.
(c)     Long Term Incentive. Executive will also be eligible to participate in the Company’s long term incentive program as governed by the Committee and subject to a restricted share unit agreement or other agreement as approved by the Committee.

(d)     Stock Options. From time to time, Executive may be granted options to purchase the Company’s common shares pursuant to the Company’s 2007Amended and Restated Share Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and respective award agreement. Such share options will be incentive share options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by law.

(e)    Other Bonus Payments. Executive may also receive other bonus payments determined at the sole discretion of the Committee.
(f)     Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.
(g)     Executive Benefits. The Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its Executives, including but not limited to annual physicals, personal umbrella liability insurance or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

(h)    Other Employee Benefits. Executive shall also be entitled to the following benefits:

(i)	thirty five (35) days of PTO (as that term is defined in the Employee Handbook) for each twelve (12) months of the Term, or such greater period as may be approved from time to time by the CEO;

(ii)	paid holidays pursuant to the local Maiden Group subsidiary for which

Executive is employed and any and all other work-related leave (whether sick leave or otherwise) as provided to Company’s employees pursuant to the local Maiden Group subsidiary’s policies and/or practices;

(iii)
participation in such employee benefit plans to which employees of the Company, their dependents and beneficiaries generally are entitled during Term and, including, without limitation, health insurance, disability and life insurance, retirement plans and other present or successor plans and practices of Company for which executive employees, their dependents and beneficiaries are eligible.

(iv)	[ONLY FOR CEO AND CFO] an apartment or house in Bermuda, with any value attributed to Executive for U.S. tax purposes to be grossed up for U.S. taxes].

4.    Reimbursement of Expenses. The Company recognizes that Executive, in performing Executive’s functions, duties and responsibilities under this Agreement, may be required to spend sums of money in connection with those functions, duties and responsibilities for the benefit of the Company and, accordingly, shall reimburse Executive for travel and other out-of-pocket expenses reasonably and necessarily incurred in the performance of his functions, duties and responsibilities hereunder upon submission of written statements and/or bills in accordance with the regular procedures of the Company in effect from time to time[ONLY FOR CEO AND CFO, with any value attributed to Executive for U.S. tax purposes to be grossed up for U.S. taxes].
5.    Non-Disclosure of Confidential Information. “Confidential Information” means all information known by Executive about the Company’s business plans, present or prospective customers, vendors, products, processes, services or activities, including the costing and pricing of such services or activities, employees, agents and representatives. Confidential Information does not include information generally known, other than through breach of a confidentiality agreement with the Company, in the industry in which the Company engages or may engage. Executive will not, while this Agreement is in effect or after its termination, directly or indirectly, use or disclose any Confidential Information, except in the performance of Executive’s duties for the Company, or to other persons as directed by the Board of Directors. Executive will use reasonable efforts to prevent unauthorized use or disclosure of Confidential Information. Upon termination of employment with the Company, Executive will deliver to the Company all writings relating to or containing Confidential Information, including, without limitation, notes, memoranda, letters, electronic data, drawings, diagrams, and printouts, as well as any tapes, discs, flash drives or other forms of recorded information. If Executive violates any provision of this Section while this Agreement is in effect or after termination, the Company specifically reserves the right, in appropriate circumstances, to seek full indemnification from Executive should the Company suffer any monetary damages or incur any legal liability to any person as a result of the disclosure or use of Confidential Information by Executive in violation of this Section.

6.    Restrictive Covenants.

(a)    Non-Competition. Executive acknowledges that (a) in the course of Executive’s employment with the Company and its affiliates, Executive has, and will continue to, become familiar with the Company’s and its affiliates’ trade secrets, methods of doing business, business plans and other valuable confidential and proprietary information concerning the Company, its affiliates, their customers and business partners and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its affiliates.  In consideration thereof, during Executive’s employment with the Company or an affiliate and for a period of one (1) year thereafter, Executive shall not, without the Company’s prior written approval, become engaged, directly or indirectly, as a director, officer, employee or 5% or more shareholder or equity interest owner in, partner in, or consultant to, any business that is directly competitive with the business of the Company (or any affiliate) in any area or region where the Company (or any affiliate) conducts business (“Competition”).  Notwithstanding the foregoing, Executive shall not be deemed to be in Competition with the Company if Executive provides evidence satisfactory to the Company, in its sole and absolute discretion, that Executive: (i) works in a separate division, department or unit that does not compete with the business of the Company (or any affiliate); and (ii) will not have contact with the division, department or unit that does compete with the business of the Company (or any affiliate).

(b)    Non-Solicitation. During Executive’s employment and for a period of two (2) years thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other person, firm, corporation or business entity: (1) induce or attempt to induce any ceding company, affinity group or policyholder of the Company (or any affiliate), or any prior ceding company, affinity group or policyholder that was a ceding company, affinity group or policyholder within twelve (12) months of such contact, to withdraw, decrease or cancel its business with the Company (or any affiliate) or otherwise terminate any written or oral agreement or understanding or other relationship with the Company (or any affiliate); (2) solicit or attempt to solicit, service or attempt to service, or for the purpose of obtaining the business of any customer of the Company (or any affiliate), or any prior ceding company, affinity group or policyholder that was a ceding company, affinity group or policyholder within twelve (12) months of such contact, to the extent the business solicited is similar to, or competitive with, the business of the Company (or any affiliate), engage in discussions or other communications with (regardless of who initiates such discussions or communications) any person, firm or entity that was an actual or prospective customer of the Company during any part of the twelve (12) month period immediately preceding termination of employment if Executive participated, directly or indirectly, in the solicitation or servicing of that customer or prospective customer, or supervised or managed those who did, during Executive’s employment with the Company at any time during such twelve (12) month period immediately preceding Executive’s termination of Service; (c) solicit or attempt to solicit, hire or attempt to hire, or call, any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, consultant or independent contractor within twelve (12) months of such contact, with the purpose or intent of attracting such person from the employ of the Company (or any affiliate); or (d) induce or attempt to induce any person who is an employee, individual consultant or independent contractor of the Company (or any affiliate) to terminate or limit his or her service or other relationship with the Company (or any affiliate), or any prior employee, individual consultant or independent contractor that was an employee, individual consultant or independent contractor within twelve (12) months of such contact.

(c)    Damages. Because of (i) the difficulty of measuring economic losses to the Company as a result of any breach by Executive of the covenants in this Agreement, and (ii) the immediate and irreparable damage which could be caused to the Company for which would have no other adequate remedy, Executive agrees that the Company may enforce the provisions of this Section 6 by injunction and restraining order against Executive if Executive breaches any of said provisions, without necessity of providing a bond or other security.

(d)    Reasonable Restraint. The parties hereto agree that this Sections 6 imposes a reasonable restraint on Executive in light of the activities and business of the Company on the date hereof and the current business plans of the Company.

7.    Construction. If the provisions of Section 6 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any court of competent jurisdiction designated in accordance with Section 9 is hereby authorized, requested, and instructed to reform such paragraph to provide for the maximum competitive restraint upon Executive’s activities (in time, product, geographic area and customer or employee solicitation) which shall then be legal and valid.

8.    Ownership of Inventions. Executive shall promptly disclose in writing to the Board of Directors all inventions, discoveries, and improvements conceived, devised, created, or developed by Executive in connection with his employment (collectively, “Invention”), and Executive shall transfer and assign to the Company all right, title and interest in and to any such Invention, including any and all domestic and foreign patent rights, domestic and foreign copyright rights therein, and any renewal thereof. Such disclosure is to be made promptly after the conception of each Invention, and each Invention is to become and remain the property of the Company, whether or not patent or copyright applications are filed thereon by the Company. Upon request of the Company, Executive shall execute from time to time during or after the termination of employment such further instruments including, without limitation, applications for patents and copyrights and assignments thereof as may be deemed necessary or desirable by the Company to effectuate the provisions of this Section 8.

9.    Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without giving effect to the principles of conflict of laws thereof. The Company and Executive hereby each consents to the exclusive jurisdiction of the state and federal courts sitting in New Jersey, with respect to any dispute arising under the terms of this Agreement and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, within or without New Jersey, provided a reasonable time for appearance is allowed. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. The parties further agree that any judgment, order or injunction granted by any court within New Jersey shall be enforceable in any jurisdiction in which the Company or its affiliates do business.

10.    Indemnification. To the fullest extent permitted by, and subject to, the Company’s Certificates of Incorporation and By-laws, the Company shall indemnify and hold harmless Executive against any losses, damages or expenses (including reasonable attorney’s fees) incurred by Executive or on Executive’s behalf in connection with any threatened or pending action, suit or proceeding in which Executive is or becomes a party by virtue of Executive’s employment by the Company or any affiliates or by reason of his having served as an officer or director of the Company or any other corporation at the express request of the Company, or by reason of any action alleged to have been taken or omitted in such capacity.

11.    Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, that determination will not affect the enforceability of any other provision of this Agreement, and the remaining provisions of this Agreement will be valid and enforceable according to their terms.

12.    Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under any applicable employment or income tax laws or similar statutes or other provisions of law then in effect.

13.    No Restrictions. Executive represents and warrants that as of the Effective Date Executive is not subject to any contractual obligations or other restrictions, including, but not limited to, any covenant not to compete, that could interfere in any way with his employment hereunder. In furtherance and not in limitation of the foregoing, this Agreement supersedes any employment agreement between the Company and Executive, written or oral, and any such agreement hereby is terminated and is no longer binding on either party.

14.    Miscellaneous.

(a)    This Agreement will be binding and inure to the benefit of Executive and Executive’s personal representatives, and the Company, their successors and assigns.

(b)    The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any provision or succeeding breach of such provision or any other provision.

(c)    All notices under this Agreement shall be given by registered or certified mail, return receipt requested, directed to parties at the following addresses or to such other addresses as the parties may designate in writing at the addresses listed in the preamble to this Agreement.

15.    Key Man Insurance Authorization. At any time during the term of this Agreement, the Company will have the right (but not the obligation) to insure the life of Executive for the sole benefit of the Company and to determine the amount of insurance and type of policy. The Company will be required to pay all premiums due on such policies. Executive will cooperate with the Company in taking out the insurance by submitting to physical examination, by supplying all information required by the insurance company, and by executing all necessary documents. Executive, however, will incur no financial obligation by executing any required document, and will have no interest in any such policy.

[signature page follows]

This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

MAIDEN HOLDINGS, LTD. [or appropriate subsidiary]

By:    __________________________________
Name:
Title:

EMPLOYEE

_______________________________
[name]